EXHIBIT 99.1

Edgewater Reports First Quarter Financial Results

Double-Digit Organic Growth Drives Quarterly Service Revenue

WAKEFIELD, Mass., May 11, 2011 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com, "Edgewater" or the "Company"), a strategic consulting firm that brings a synergistic blend of business advisory and product-based consulting services to its clients, today announced financial results for its first quarter ended March 31, 2011.

First Quarter Results

Financial results and utilization for the quarter ended March 31, 2011:

  Total revenue increased 16.4% to $23.6 million compared to $20.3 million in the first quarter of 2010;
  Service revenue increased 25.5% to $19.7 million compared to service revenue of $15.7 million in the first quarter of 2010;
  Gross profit was $8.6 million, or 36.4% of total revenue, compared to $6.7 million, or 33.1% of total revenue, in the first quarter of 2010;
  Gross margin related to service revenue was 38.5% compared to 34.1% in the first quarter of 2010;
  Utilization was 79.3% compared to 75.3% for the first quarter of 2010;
  Net income was $310 thousand, or $0.03 per diluted share, compared to a net loss of $(639) thousand, or $(0.05) per diluted share, in the first quarter of 2010;
  Adjusted EBITDA amounted to $1.1 million, or $0.09 per diluted share, compared to $22 thousand, or $0.00 per diluted share, in the first quarter of 2010; and
  Cash flow used in operating activities was $(1.3) million compared to cash flow used in operating activities of $(5.9) million during the first quarter of 2010.

Adjusted EBITDA and Adjusted EBITDA per Diluted Share are Non-GAAP financial measures. A reconciliation of these measures to their most directly comparable GAAP measures is included in the financial data accompanying this press release.

Business Trends; Outlook

"We are pleased to report that the first quarter showed little sign of traditional seasonality.   As we anticipated, strong fourth quarter bid and proposal activity enabled us to post Edgewater's all-time high in quarterly service revenue. Even removing the effects of the mid-year Meridian acquisition, we are reporting double-digit organic growth on both a sequential and year-over-year basis. Our first quarter metrics show improvement in billable consultant utilization, gross margin and EBITDA, all reflective of operational leverage due to service revenue growth," commented Shirley Singleton, Edgewater's Chairman, President and Chief Executive Officer.

 "While the buying climate has improved from a year ago, we attribute the lion's share of improved performance to the addition of product-based consulting offerings to our overall strategy.  Customers can now choose to engage us in point solutions through the channel, or engage us through our classic advisory services, where transformational change is laid out on a higher level.  Either way, we believe our overall strategy capitalizes on our customers' appetite for services as we emerge from the downturn," continued Ms. Singleton.

"On a sequential basis, we anticipate second quarter of 2011 service revenue will have some volatility. We have previously disclosed the scheduled conclusion of Fullscope's process-related service contracts in connection with the completion of the Fullscope earnout. The completion of the earnout will result in a sequential decrease in certain second quarter process-related service revenue. Given the extraordinary growth we achieved in the first quarter of 2011 and the volatility introduced by the completion of certain Fullscope process-related contracts, we estimate that our second quarter service revenue will be down compared to the first quarter of 2011."

"We believe our overall business appears to be gaining momentum as a result of the strength and size of our pipeline activity and anticipate that we will continue to report year-over-year growth in service revenue in the second quarter of 2011," concluded Ms. Singleton.

First Quarter Conference Call Details

Edgewater has scheduled a conference call on Wednesday, May 11, at 10:00 a.m. (ET) to discuss its first quarter financial results and other matters. To listen to the call, you can participate by webcast on Edgewater's investor relations website at http://ir.edgewater.com or you can dial 877-713-9347. Investors are advised to dial into the call at least ten minutes prior to the call to register.

A replay of the call can be accessed via Edgewater's investor relations website at http://ir.edgewater.com or by dialing 800-642-1687 (domestic) and 706-645-9291 (international) (pass code 59207515) from 1:00 p.m. ET Wednesday, May 11 through 11:59 p.m. ET Wednesday, May 25.

About Edgewater

Edgewater is a strategic consulting firm that brings a synergistic blend of advisory and product-based consulting services to our client base. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. We work with clients to reduce costs, improve process and increase revenue through the judicious use of technology.

Edgewater provides services under brand names such as Edgewater Technology, Edgewater Ranzal, Edgewater Fullscope and Edgewater SAP. To learn more, visit www.edgewater.com or call 800-410-4014.

Forward-Looking Statements

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our expected second quarter service revenue on a sequential basis from the first quarter of 2011, our expected second quarter service revenue on a  year-over-year basis from the second quarter of 2010, the continuation of bid and proposal activity across the enterprise and our ability to capitalize on our customer's appetite for services. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) failure to obtain new customers or retain significant existing customers; (2) the loss of one or more key executives and/or employees; (3) changes in industry trends, such as a decline in the demand for Business Intelligence ("BI"); Enterprise Performance Management ("EPM") and Enterprise Resource Planning ("ERP") solutions, custom development and system integration services and/or declines in industry-wide information technology ("IT") spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (4) inability to execute upon growth objectives, including new services and growth in entities acquired by our Company; (5) adverse developments and volatility involving economic, geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in critical accounting policies and estimates; (7) delays in, or the failure of, our sales pipeline being converted to billable work and recorded as revenue; (8) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; (9) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; (10) the failure of the marketplace to embrace advisory and product-based consulting services; and/or (11) failure to make a successful claim against the Fullscope escrow account. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under Item I "Business – Factors Affecting Finances, Business Prospects and Stock Volatility" in our 2010 Annual Report on Form 10-K filed with the SEC on March 31, 2011. These factors may cause our actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. Except as required by law, we undertake no obligation to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.

Selected Financial Data:
EDGEWATER TECHNOLOGY, INC.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenue:
Service revenue	$ 19,708	$ 15,701
Software	1,573	2,921
Process royalties	535	394
Reimbursable expenses	1,778	1,254
Total revenue	23,594	20,270

Cost of revenue:
Project and personnel costs	12,124	10,345
Software costs	1,094	1,963
Reimbursable expenses	1,778	1,254
Total cost of revenue	14,996	13,562
Gross profit	8,598	6,708

Selling, general and administrative	7,527	6,737
Depreciation and amortization	703	1,002
Operating income (loss)	368	(1,031)

Other expense, net	8	24
Income (loss) before taxes	360	(1,055)

Income tax provision (benefit)	50	(416)
Net income (loss)	$ 310	$ (639)

BASIC EARNINGS (LOSS) PER SHARE:
Basic earnings (loss) per share	$ 0.03	$ (0.05)
Weighted average shares outstanding – Basic	12,359	12,138

DILUTED EARNINGS (LOSS) PER SHARE:
Diluted earnings (loss) per share	$ 0.03	$ (0.05)
Weighted average shares outstanding – Diluted	12,360	12,138

EDGEWATER TECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Cash and marketable securities	$ 9,515	$ 10,903
Accounts receivable, net	19,667	19,496
Prepaid expenses and other assets, current	1,549	1,035
Total current assets	30,731	31,434
Fixed assets, net	2,777	2,797
Goodwill and Intangible assets, net	15,425	15,870
Other assets	251	175
Total Assets	$ 49,184	$ 50,276

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$ 6,330	$ 7,021
Accrued contingent earnout consideration	1,509	2,800
Accrued payroll and related liabilities	4,379	5,336
Deferred revenue and other liabilities	1,847	1,939
Capital lease obligations, current	150	148
Total current liabilities	14,215	17,244
Capital lease obligations	14	52
Contingent purchase price and other liabilities	1,307	15
Total liabilities	15,536	17,311
Stockholders' Equity	33,648	32,965
Total Liabilities and Stockholders' Equity	$ 49,184	$ 50,276

Shares Outstanding	12,407	12,342

Non-GAAP Financial Measures

Edgewater reports its financial results in accordance with generally accepted accounting principles ("GAAP"). Management believes, however, that certain non-GAAP financial measures used in managing the Company's business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein and certain of the information presented by the Company from time to time may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented herein a reconciliation of these measures to the most directly comparable GAAP financial measure. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies. As noted in the footnote below, the foregoing measures have limitations and do not serve as a substitute and should not be construed as a substitute for GAAP performance, but provide supplemental information concerning our performance that our investors and we find useful.

Edgewater views Adjusted EBITDA and Adjusted EBITDA per Diluted Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company's performance. We believe Adjusted EBITDA measures are important performance metrics because they facilitate the analysis of our results, exclusive of certain non-cash items, including items which do not directly correlate to our existing business, providing specialty IT services. For instance, the exit of our former significant unrelated operations in 2000 and 2001 created significant net operating loss carry-forwards and deferred tax assets, and the tax provisions that we take under GAAP, for which there is no corresponding federal tax payment obligation for us, and the adjustments that we make to our deferred tax asset, based on the prospects and anticipated future profitability of our ongoing operations, can be significant and can obscure, either significantly, or in part, period-to-period changes in our core operating results. Likewise, we incur direct transaction costs related to acquisitions which are expensed in our GAAP financial statements. Our Adjusted EBITDA calculation excludes the effects of direct acquisition-related costs to facilitate an understanding of comparative period-to-period changes in our core operating results. Similarly, we incurred, and have excluded from our Adjusted EBITDA calculation, costs associated with the Fullscope Embezzlement Issue as we believe that the non-recurring nature of the costs associated with this issue makes comparison of our current and historical financial results difficult.

We believe that Adjusted EBITDA metrics provide qualitative insight into our current performance; we use these measures to evaluate our results, the performance of our management team and our management's entitlement to incentive compensation; and we believe that making this information available to investors enables them to view our performance the way that we view our performance and thereby gain a meaningful understanding of our core operating results, in general, and from period to period.

EDGEWATER TECHNOLOGY, INC.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA
(In Thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2011	2010

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA per Diluted Share (Non-GAAP):
Reported GAAP net income (loss)	$ 310	$ (639)
Add: Income tax provision (benefit)	50	(416)
Add: Depreciation and amortization	703	1,002
Add: Direct acquisition costs	-	51
Add: Fullscope embezzlement costs	63	-
Less: Interest income and other, net	8	24
Adjusted EBITDA[1]	$ 1,134	$ 22
Adjusted EBITDA per diluted share[1]	$ 0.09	$ 0.00
Adjusted EBITDA as a percentage of total revenue[1]	4.8%	0.1%

1- Adjusted EBITDA, Adjusted EBITDA Per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue are Non-GAAP performance measures and are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either GAAP Operating Income, GAAP Net Income and Diluted Earnings Per Share. Adjusted EBITDA and Adjusted EBITDA per Diluted Share measures presented may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA is defined as net income less interest income and other, net, plus taxes, depreciation and amortization, goodwill impairment charges, direct acquisition costs and the Fullscope Embezzlement Issue costs. Adjusted EBITDA per Diluted Share is defined as Adjusted EBITDA divided by the diluted common shares outstanding used in Diluted Earnings per Share calculations.

CONTACT: Timothy R. Oakes, Chief Financial Officer
         Russell Smith, Senior Vice President / Investor Relations
         (781) 246-3343
         ir@edgewater.com